REPURCHASE AGREEMENT AND MUTUAL GENERAL RELEASE


      THIS REPURCHASE AGREEMENT AND MUTUAL GENERAL RELEASE (this "Agreement") is made and entered into as of this 1st day of December, 1998 by and among Interiors, Inc., a Delaware corporation ("Interiors"), Windsor Art, Inc., a Missouri corporation ("Windsor"), Bentley International, Inc., a Missouri corporation ("Bentley"), Lloyd R. Abrams, an individual ("Abrams"), and Max Munn, an individual ("Munn"). Unless otherwise defined herein, all capitalized terms set forth herein shall have the meaning ascribed to them in that certain Stock Purchase Agreement dated July 7, 1998 (the "Stock Purchase Agreement"), by and between Interiors and Bentley.


                                RECITALS


           A. Pursuant to the Stock Purchase Agreement, (i) Interiors purchased from Bentley the Shares, (ii) Interiors issued to Bentley the First Promissory Note, (iii) Interiors and Bentley entered into the Securities Purchase Agreement, (iv) Interiors, Bentley, Abrams and Munn entered into the Windsor Voting Trust, (v) Interiors, Windsor and Abrams entered into that certain Consulting Agreement dated July 30, 1998 (the "Consulting Agreement"), (vi) Interiors, Bentley and U.S. Bank Trust (the "Escrow Agent") entered into the Escrow Agreement, (vii) Interiors executed in favor of Bentley that certain Pledge Agreement dated July 30, 1998 (the "Pledge Agreement"), and (viii) Munn and Laurie Munn executed in favor of Bentley that certain Continuing Guaranty dated July 30, 1998 (the "Guaranty").

           B. Pursuant to the Securities Purchase Agreement, (i) Interiors purchased 150,000 shares of common stock of Bentley (the "Bentley Shares"), (ii) Interiors purchased a warrant to purchase up to 300,000 shares of common stock of Bentley (the "Bentley Warrant") and (iii) Bentley received an aggregate of 1,500,000 shares of Class A common stock of Interiors, registered in the name of the Escrow Agent and subject to the terms of the Escrow Agreement (the "Interiors Shares").

           C. In connection with the consummation of the transactions contemplated by the Securities Purchase Agreement, (i) Interiors, Bentley and Munn entered into that certain Interiors, Inc. Voting Trust Agreement No. 1 dated July 30, 1998 (the "Interiors Voting Trust") and (ii) Interiors, Bentley and Abrams entered into that certain Bentley International, Inc. Voting Trust Agreement No. 1 dated July 30, 1998 (the "Bentley Voting Trust").

           D. Pursuant to the terms and conditions set forth herein, the parties desire to execute releases and terminate certain agreements among them.

           NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto do hereby agree as follows:

    1.Non-Admission. The parties hereto acknowledge that this Agreement reflects their desire to resolve certain aspects of their relationship in an orderly and amicable fashion. The parties in no way acknowledge any fault or liability to any other party hereto or any other person or entity and this Agreement shall not in any way be construed as an admission by any party or any other person or entity of any fault or liability to any other party hereto or any other person or entity.

   2. Payments and Deliveries by Interiors. The parties hereto agree that Interiors shall do the following upon the execution of this Agreement:

      (a) Interiors shall pay or cause to be paid to Bentley (i) via wire transfer of immediately available funds the sum of $2,440,000 and (ii) via company check the sum of $1,738.08 (representing accrued interest on $2,440,000 from November 29, 1998 through the date hereof at a rate of 13% per annum);

      (b) Interiors shall pay or cause to be paid to Abrams (i) via wire transfer of immediately available funds the sum of $125,000 and (ii) via company check the sum of $89.04 (representing accrued interest on $125,000 from November 29, 1998 through the date hereof at a rate of 13% per annum);

      (c) Interiors shall transfer to Abrams the Bentley Warrant;


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      (d) Interiors  shall execute any  directions,  stock powers,  assignments, cancellations or other documents or instruments and take all actions reasonably required to cause (i) 110,000 of the Bentley Shares to be transferred to Pauline Raschella ("Raschella"), the President of Windsor, in satisfaction of Bentley's obligation to convey an equivalent number of such shares to Raschella pursuant to the terms of a Bonus Agreement dated October 26, 1998 between Raschella and Bentley (the "Bonus Agreement") and (ii) 40,000 of the Bentley Shares to be transferred to Abrams;

      (e) Interiors shall execute any directions, stock powers, assignments, cancellations or other documents or instruments and take all actions reasonably required to cause the Interiors Shares to be transferred to Windsor from the Escrow Account;

    3. Payments and Deliveries by Windsor. The parties hereto agree that, upon the execution of this Agreement:

      (a) Windsor shall sell to Bentley all furnishings and furniture located in the condominium described in Section 3.2(c) of the Consulting Agreement for the sum of $100 and deliver a bill of sale for the same to Bentley;

      (b) Windsor shall pay to Abrams via company check (i) the sum of $8,888.88 (representing all accrued and unpaid amounts owing to Abrams under the Consulting Agreement through the date hereof) and (ii) the sum of $2,600.00 (representing all unreimbursed expenses owing to Abrams under the Consulting Agreement through the date hereof); and

      (c) Windsor shall pay to Bentley via company check the sum of $1,866.40 (representing reimbursement to Bentley for certain medical insurance premiums paid by Bentley through the date hereof which should have been paid by Windsor pursuant to the Consulting Agreement).

 4. Payments and Deliveries by Bentley. The parties hereto agree that Bentley shall do the following upon the execution of this Agreement:

      (a) Bentley shall execute any directions, stock powers, assignments, cancellations or other documents or instruments and take all actions reasonably required to cause the Shares to be released to Interiors;

      (b) Bentley shall execute any directions, stock powers, assignments, cancellations or other documents or instruments and take all actions reasonably required to cause the Interiors Shares to be transferred to Windsor from the Escrow Account;

      (c) Bentley shall cancel and deliver to Interiors the First Promissory Note; and

      (d) Bentley shall pay to Windsor the sum of $100 in connection with the purchase by Bentley from Windsor of the furnishings and furniture described in
Section 3(a) hereof (which amount may be offset against amounts owed by Windsor to Bentley as set forth in Section 3(c) hereof).

   5. Termination of Agreements. The parties hereto agree that, upon the execution of this Agreement, the following agreements shall be terminated and canceled and have no further force or effect, and the parties hereto shall have no further rights, duties or obligations thereunder or with respect thereto:

      (a)  The Securities Purchase Agreement;

      (b)  The Escrow Agreement;

      (c)  The Consulting Agreement;

      (d)  The Pledge Agreement;

      (e)  The Guaranty;

      (f)  The Windsor Voting Trust;

      (g)  The Bentley Voting Trust; and

      (h)  The Interiors Voting Trust.



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  6.  Cancellation of Certain Interiors Warrants. The parties hereto agree that, upon the execution of this Agreement, all warrants to purchase shares of Class A common stock of Interiors granted to designee(s) of Abrams pursuant to Section
3.3 of the Consulting Agreement shall be canceled and be of no further force or effect. To the extent that Abrams has failed to designate any such person(s)
prior  to  the  date  hereof,   such  designation  right  shall  be  terminated.
Notwithstanding anything in this Section 6 to the contrary, Abrams shall be entitled to retain ownership of, and to exercise all of his rights under, that certain warrant to purchase up to 50,000 shares of Class A common stock of Interiors dated July 30, 1998 and evidenced by Interiors' Warrant Certificate No. W-1.

 7.   Assumption of Obligation by Interiors.  Interiors  hereby  unconditionally assumes  the  obligation  of  Bentley  under  the Bonus  Agreement  to convey to
Raschella 100,000 shares of Class A common stock of Interiors (the "Bonus Shares"). Interiors agrees that it shall issue such shares to Raschella within ten (10) business days after the date hereof. Interiors further agrees that it will indemnify and hold harmless Bentley and each of its beneficiaries, successors, assigns, agents, directors, officers, employees, representatives, attorneys and affiliates (and agents, directors, officers, employees, representatives and attorneys of such affiliates)), or any of them, from any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including reasonable attorneys' fees) arising out of or related to any breach by Interiors of its obligation to issue the Bonus Shares under this Section 7. In addition, in the event that Interiors fails to convey to Raschella the Bonus Shares with ten (10) business days after the date hereof, Interiors agrees that, in any action filed by Bentley relating to any breach by Interiors of its obligation to issue the Bonus Shares under this
Section 7, it shall stipulate to a judgment against it in an amount equal to $150,000.00.

8. No Further Terminations or Amendments. Except as expressly set forth herein, all terms and conditions of the Stock Purchase Agreement and all other documents and instruments entered into in connection with the transactions contemplated thereby shall remain in full force and effect.

9. Definition of Claims. For purposes of this Agreement, the term "Claims" means, except as otherwise set forth herein, all claims, demands, actions, causes of action, charges, complaints, liabilities, obligations, promises, agreements, damages, suits, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature or kind, known or unknown, which a releasing party hereunder at any time had, or which a releasing party hereunder at any time may have, against each or any of the parties such releasing party releases hereunder, arising out of or related to any act, omission, or other thing which existed or occurred on or before the execution and delivery of this Agreement. The Claims released under this Agreement include, but are not limited to, (i) any alleged violations of any other contract or covenant, any tort, and any federal, state, local or other governmental statute or regulation and (ii) any Claim related to or arising out of an alleged breach of any representation, warranty or covenant contained in the Stock Purchase Agreement (other than Claims related to or arising out of any alleged breach of any representation, warranty or covenant set forth in Sections 8.03 and 8.08(b) and Articles IV, V and XII of the Stock Purchase Agreement). Notwithstanding the foregoing or anything herein to the contrary, the term "Claims" shall exclude the rights and obligations of the parties under this Agreement.

10. Release by Interiors, Windsor and Munn. As a material inducement to Bentley and Abrams to enter into this Agreement, each of Interiors, Windsor and Munn (on behalf of themselves and their respective beneficiaries, successors, assigns, agents, directors, officers, employees, representatives, attorneys and affiliates (and agents, directors, officers, employees, representatives and attorneys of such affiliates)), release and forever discharge each of Bentley and Abrams, and each and all of their respective beneficiaries, successors, assigns, agents, directors, officers, employees, representatives, attorneys and affiliates (and agents, directors, officers, employees, representatives and attorneys of such affiliates)), or any of them, from any and all Claims, as defined in Section 9 hereof.

11. Release by Bentley and Abrams. As a material inducement to Interiors, Windsor and Munn to enter into this Agreement, each of Bentley and Abrams (on behalf of themselves and their respective beneficiaries, successors, assigns, agents, directors, officers, employees, representatives, attorneys and affiliates (and agents, directors, officers, employees, representatives and attorneys of such affiliates) releases and forever discharges Interiors, Windsor and Munn and each and all of their respective beneficiaries, successors, assigns, agents, directors, officers, employees, representatives, attorneys and affiliates (and agents, directors, officers, employees, representatives and attorneys of such affiliates)), or any of them, from any and all Claims, as defined in Section 9 hereof.

12.No Filings; Ownership of Claims. Each of Interiors, Bentley, Windsor, Abrams and Munn agrees that he or it has not filed any Claims against any person he or it has released herein with any local,state or federal agency, court or other body, and that he or it will not do so at any time, based on any act, omission or other thing arising or accruing on or prior to signing this Agreement, whether known or unknown at the time of such signing, and further agrees that if any such agency, court or other body assumes jurisdiction of any such Claim against any of the persons so released, such releasing party will request such agency, court or other body to withdraw from the matter with prejudice. Each of Interiors, Bentley, Windsor,

Abrams and Munn represents and agrees that he or it has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof, or interest therein.

  13. Consultation with Counsel; Full and Independent Knowledge and Understanding. Each of Interiors, Bentley, Windsor, Abrams and Munn has been advised to consult with an attorney of his or its choice before signing this Agreement. Each of Interiors, Bentley, Windsor, Abrams and Munn acknowledges and agrees that he or it has been so advised; that he or it has fully discussed all aspects of this Agreement with an attorney chosen by him or it to the full extent desired; that he or it has carefully read and fully understands all of the provisions of this Agreement; that he or it has taken as much time as he or it needs for full consideration of this Agreement; that he or it is voluntarily entering into this Agreement; that he or it has the capacity to enter into this Agreement; and that it is duly authorized, by all necessary corporate authority, to execute and deliver this Agreement and to perform its obligations hereunder.

14. Venue; Expense Recovery. Each party hereto irrevocably submits to the jurisdiction of the courts of the State of Missouri and the United States District Court for the Eastern District of Missouri for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby and to the laying of venue in any such court. Each party hereto irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Should any party hereto ever institute any legal action or administrative proceeding with respect to any Claim waived by this Agreement, the responding party shall be entitled to recover from the other party or parties, as applicable, all damages, costs, expenses and attorneys' fees incurred as a result of such action.

 15.  Successors.  This  Agreement  shall be binding upon the parties hereto and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the parties hereto and to their respective heirs, administrators, representatives, executors, successors and assigns.

 16. Governing Law. This Agreement shall in all respects be interpreted, enforced and governed under the internal laws (without regard to choice of law principles) of the State of Missouri.

 17. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, two days after the date of mailing, as follows:

If to Interiors,
Munn or Windsor: Interiors, Inc.
                320 Washington Street
                Mt. Vernon, New York 10553-1017
                Facsimile:  (914) 665-5469
                Attention: Mr. Max Munn, Pres.

With a copy to:
                Paul, Hastings, Janofsky & Walker LLP
                555 South Flower Street
                Twenty-Third Floor
                Los Angeles, California  90071
                Facsimile:  (213) 627-0705
                Attention: Arthur L. Zwickel, Esq.

and to:         Irvin Rothfarb, Esq.
                15 West 53rd Street
                New York, New York 10019
                Facsimile: (212) 262-6228

and to:         Mr. Dennis D'Amore
                1755 Glendale Boulevard
                Los Angeles, California  90026
                Facsimile: (323) 664-5679

If to Bentley
or Abrams:      Bentley International, Inc.
                9719 Conway Road
                St. Louis, Missouri 63124


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                Facsimile:  (314) 569-1512
                Attention: Mr. Lloyd R. Abrams, Pres.

With a copy to:
                Riezman & Blitz, P.C.
                7700 Bonhomme Ave.  7th Floor
                St. Louis, Missouri 63105
                Facsimile:  (314) 727-6458
                Attention:  Richard B. Rothman, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

    18.  Proper Construction.

       (a) The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

       (b) As used in this Agreement, the term "or" shall be deemed to include the term "and/or" and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

       (c) The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

      19. Further Assurances. Each party hereto agrees to execute and deliver to any other party hereto such additional agreements, instruments and writings as any of them may reasonably request in order to effect transactions contemplated by, and the intent and purposes of, this Agreement.

      20. Entire Agreement. This Agreement sets forth the entire agreement among the parties hereto, and fully supersedes any and all prior agreements or understandings among the parties hereto, pertaining to the subject matter hereof, including without limitation that certain letter agreement dated October 29, 1998.




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PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND
UNKNOWN CLAIMS.

           IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf, as of the date first above written.


                          INTERIORS, INC.,
                          a Delaware corporation



                          By:
                               An Authorized Officer


                          BENTLEY INTERNATIONAL, INC.,
                          a Missouri corporation



                          By:
                             An Authorized Officer


                          WINDSOR ART, INC.,
                          a Missouri corporation



                          By:
                               An Authorized Officer





                          Max Munn




                          Lloyd R. Abrams

                          With respect to Section 5(b) only:


                          U.S. BANK TRUST,
                          a national association



                          By:
                              An Authorized Officer


                          With respect to Section 5(e) only:



                          Laurie Munn